Exhibit 4.4

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(WARRANT AGREEMENT)

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], 2021, by and among Kismet Acquisition One Corp, a company incorporated in the British Virgin Islands (the “Company”), Nexters Inc., a British Virgin Islands business company (“Pubco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 10, 2020 and filed with the United States Securities and Exchange Commission on August 11, 2020 (the “Existing Warrant Agreement”), pursuant to which the Company has issued warrants (collectively, the “Warrants”) to purchase 19,250,000 ordinary shares of the Company, no par value per share (“Ordinary Shares”);

WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on January 31, 2021, the Company, Pubco, Nexters Global Ltd., a private limited liability company domiciled in Cyprus (“Nexters”), and certain other persons and entities entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, the Company will merge with and into Pubco (the “Merger”), as a result of which the separate corporate existence of the Company shall cease and Pubco shall continue as the surviving company, and each issued and outstanding security of the Company shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco;

WHEREAS, upon consummation of the Merger, as provided in Section 4.6 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Ordinary Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a like number of ordinary shares of Pubco, no par value per share (“Pubco Ordinary Shares”);

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pubco; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or (ii) adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.                                      Assignment and Assumption; Consent.

1.1                               Assignment and Assumption.  The Company hereby assigns to Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2                               Consent.  The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Pubco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Pubco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.                                      Amendment of Existing Warrant Agreement.  The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders under the Existing Warrant Agreement:

2.1                               Preamble.  The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Kismet Acquisition One Corp” and replacing it with “Nexters Inc.”  As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Nexters Inc. rather than Kismet Acquisition One Corp.

2.2                               Recitals.  The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on August 5, 2020, Kismet Acquisition One Corp (“Kismet”) entered into that certain Private Placement Warrants Purchase Agreement, with Kismet Sponsor Limited, a business company incorporated in the British Virgin Islands with limited liability (the “Sponsor”), pursuant to which the Sponsor purchased 6,750,000 warrants in the aggregate simultaneously with the closing of the Public Offering (as defined below) bearing the legend set forth in Exhibit B hereto (the “Private Placement

Warrants”), at a price of $1.00 per Private Placement Warrant, to purchase one ordinary share of Kismet, no par value (the “Kismet Ordinary Shares”), at $11.50 per share, subject to adjustment as described herein; and

WHEREAS, on August 10, 2020, Kismet consummated a public offering (“Public Offering”) of units, each such unit consisting of one Kismet Ordinary Share and one-half of one warrant to purchase Kismet Ordinary Shares (the “Units”) and, in connection therewith, issued and delivered 12,500,000 warrants to public investors in the Public Offering (the “Public Warrants”) to the public investors in the Public Offering; and

WHEREAS, on January 31, 2021, the Company, Kismet and the Sponsor entered into that certain Amended and Restated Forward Purchase Agreement (the “A&R Forward Purchase Agreement”) pursuant to which the Sponsor is being issued $50,000,000 of Ordinary Shares (as defined below) and warrants to purchase Ordinary Shares (the “Forward Purchase Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”) in a private placement transaction occurring on the date of the Merger (as defined below); and

WHEREAS, Kismet, the Company and Nexters Global Ltd. are parties to that certain Business Combination Agreement, dated as of January 31, 2021 (the “Business Combination Agreement”), which provides for, among other things, the merger of Kismet with and into the Company (the “Merger”), pursuant to which each outstanding Kismet Ordinary Share will be automatically converted into one newly issued ordinary share of the Company, no par value per share (the “Ordinary Shares”); and

WHEREAS, on [•], 2021(1), the Company, Kismet and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Kismet assigned all of Kismet’s right, title and interest in and to this Agreement to the Company, and the Company assumed all of Kismet’s liabilities and obligations under this Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.6 of this Agreement, each Public Warrant and each Private Placement Warrant has been converted into the right to purchase one Ordinary Share rather than one Kismet Ordinary Share; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

(1)  Insert date of Assignment, Assumption and Amendment Agreement.

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3                               Detachability of Warrants.  Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.4                               Duration of Warrants.  The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on [•], 2021(2), and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on [•], 2026(3), and (y) other than with respect to the Private Placement Warrants and the Forward Purchase Warrants then held by the Sponsor or its permitted transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available.”

3.                                      Miscellaneous Provisions.

3.1                               Effectiveness of Warrant.  Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2                               Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

3.3                               Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall

(2)  Date that is 30 days from the date of the Share Acquisition Closing (or August 10, 2021, if later).

(3)  Date that is five years from the date of the Share Acquisition Closing.

be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4                               Applicable Law.  The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.  The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5                               Counterparts.  This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

3.6                               Effect of Headings.  The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7                               Entire Agreement.  The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

KISMET ACQUISITION ONE CORP

By:
Name:
Title:

NEXTERS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]